Exhibit 99.1

Investor Relations:
Erica Abrams
The Blueshirt Group for Oplink
415.217.5864
erica@blueshirtgroup.com

Oplink Reports Financial Results for Second Quarter of Fiscal 2008

Fremont, Calif., — January 31, 2008 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of photonic components, intelligent modules, and subsystem solutions, today reported financial results for its second quarter of fiscal 2008, ended December 31, 2007.

On October 31, 2007, Oplink announced that it had acquired the remaining 42% of Optical Communication Products, Inc. (OCP) common stock by means of a merger. As a result, OCP became a wholly-owned subsidiary of Oplink. Results for the second quarter of 2008 include an approximately 58% interest for the month of October and 100% interest for November and December of 2007.

For the second quarter of fiscal 2008, Oplink reported consolidated revenues of $48.9 million, an increase of 113% over $23.0 million reported for the second quarter of 2007 (which did not include results from OCP). Consolidated net loss for the second quarter of fiscal 2008, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), was $3.4 million, or $(0.16) per basic share. This compares to a GAAP net income of $3.1 million, or $0.14 per diluted share, reported for the second quarter of fiscal 2007.

Consolidated non-GAAP net income for the second quarter of fiscal 2008, which excludes approximately $3.5 million in stock-based compensation expense, $4.7 million in expenses incurred by OCP relating to Oplink’s acquisition of OCP, $532,000 in transitional costs for contract manufacturing, $865,000 in amortization of intangible assets and $626,000 for impairment and other charges, net of a $2.9 million adjustment to reflect the 42% minority interest related to OCP’s portion of these items, was $4.0 million, or $0.18 per diluted share. This compares to non-GAAP net income of $4.6 million, or $0.20 per diluted share, reported for the second quarter of fiscal 2007, which excluded $1.1 million in stock-based compensation expense, $268,000 for compensation related to the modification of a stock option exercise price and $92,000 in amortization of intangible assets.

The Company closed the second quarter with cash, cash equivalents and investments of $117.3 million, which is down from $236.8 million held at the close of the first quarter of fiscal 2008. During the second quarter of 2008, the Company used approximately $80.6 million to complete the acquisition of OCP and repurchased common stock at an aggregate cost of approximately $39.6 million. Since December 31, 2007, Oplink has sold a facility in Woodland Hills, CA and received approximately $26.1 million in net proceeds.

“We have initiated integration of the OCP business and operations, and have begun to achieve business efficiencies” commented Joe Liu, president and CEO of Oplink. “We expect to complete the integration by June 2008. We continue to believe that the combined company will drive good performance in the future and are optimistic about the value this will create over time for customers, partners and shareholders.”

Business Outlook

For the quarter ending March 31, 2008, the Company expects to report consolidated revenues of between $41 and $45 million and consolidated net income per diluted share of approximately $0.06 to $0.10 on a GAAP basis. On a non-GAAP basis, excluding stock-based compensation expense, charges related to Oplink’s acquisition and integration of OCP, amortization of intangible assets, gain from the sale of OCP’s facility in Woodland Hills and other non-recurring charges, if any, the Company expects consolidated earnings per diluted share for the quarter ending March 31, 2008 of approximately $0.12 to $0.16.

Conference Call Information

The Company will host a conference call and live webcast at 2:00 p.m. Pacific Time on January 31, 2008. To access the conference call, dial 800-240-2430 or 303-262-2131 (outside the U.S. and Canada). The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on January 31, 2008 through February 7, 2008, by dialing 800-405-2236 or 303-590-3000 (outside the U.S. and Canada) and entering pass code 11107060#.

Non-GAAP Financial Measures

In this earnings release and during the earnings conference call and webcast as described above, Oplink will discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Oplink believes that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai, Shanghai, and Wuhan, China, as well as in Woodland Hills, California. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement

This news release contains forward-looking statements, including without limitation the guidance given for anticipated results for the third quarter of fiscal 2008, that involve risks and uncertainties that may cause results to differ substantially from expectations. These risks include, but are not limited to, the risk that Oplink will not realize the synergies or cost reductions it hopes to achieve after the OCP acquisition, the potential for a downturn in the telecommunications industry or the overall economy in the United States and other parts of the world, possible reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2007	2007
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$62,513	$111,600
Short-term investments	51,743	73,300
Accounts receivable, net	34,531	34,795
Inventories	32,524	35,427
Net assets held for sale	25,203	22,200
Prepaid expenses and other current assets	3,144	6,412

Total current assets	209,658	283,734

Long-term investments	3,061	42,978
Property, plant and equipment, net	34,896	28,907
Goodwill and intangible assets, net	24,576	7,421
Other assets	755	5,349

Total assets	$272,946	$368,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,481	$14,604
Accrued liabilities and other current liabilities	17,073	13,820
Accrued transitional costs for contract manufacturing	642	1,234
Restructuring accrual	2,500	—

Total current liabilities	36,696	29,658

Non-current liabilities	209	207

Total liabilities	36,905	29,865

Minority interest	—	68,749

Stockholders’ equity	236,041	269,775

Total liabilities and stockholders’ equity	$272,946	$368,389

(1) The June 30, 2007 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31	December 31	December 31	December 31
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$48,943	$22,953	$98,094	$42,667

Cost of revenues:
Cost of revenues	37,727	16,497	74,796	29,988
Merger fees	114	—	239	—
Stock compensation expense	114	75	243	140

Total cost of revenues	37,955	16,572	75,278	30,128

Gross profit	10,988	6,381	22,816	12,539

Operating expenses:
Research and development	3,610	1,429	8,042	3,000
Sales and marketing	2,763	1,280	5,643	2,662
General and administrative	3,614	1,772	8,018	3,271
Impairment charge and other costs	626	—	626	—
Transitional costs for contract manufacturing	532	—	1,287	—
Merger fees	4,568	—	5,989	—
Stock compensation expense	3,414	1,031	5,031	2,040
Amortization of intangible and other assets	401	35	667	70

Total operating expenses	19,528	5,547	35,303	11,043

(Loss) income from operations	(8,540)	834	(12,487)	1,496
Interest and other income, net	2,090	2,321	5,112	4,484

(Loss) income before minority interest and provision for income taxes	(6,450)	3,155	(7,375)	5,980
Minority interest in loss of consolidated subsidiaries	3,407	9	5,891	21
Provision for income taxes	(309)	(33)	(543)	(115)

Net (loss) income	$(3,352)	$3,131	$(2,027)	$5,886

Net (loss) income per share:
Basic	$(0.16)	$0.14	$(0.09)	$0.27

Diluted	$(0.16)	$0.14	$(0.09)	$0.26

Shares used in per share calculation:
Basic	21,617	22,000	22,399	21,778

Diluted	21,617	23,022	22,399	22,810

RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP NET INCOME

	Three Months Ended		Six Months Ended
	December 31	December 31	December 31	December 31
	2007	2006	2007	2006

Net (loss) income, GAAP	$(3,352)	$3,131	$(2,027)	$5,886
Adjustments to measure non-GAAP:
Compensation related to stock option modification	—	268	—	268
Transitional costs for contract manufacturing	532	—	1,287	—
Impairment charge and other costs	626	—	626	—
Merger fees	4,682	—	6,228	—
Stock compensation expense	3,528	1,106	5,274	2,180
Amortization of intangible and other assets	865	92	1,405	185
Minority interest in loss of consolidated subsidiaries	(2,930)	—	(4,217)	—

Non-GAAP net income	$3,951	$4,597	$8,576	$8,519

Net income per share, non-GAAP:
Basic	$0.18	$0.21	$0.38	$0.39

Diluted	$0.18	$0.20	$0.37	$0.37

Shares used in per share calculation:
Basic	21,617	22,000	22,399	21,778

Diluted	22,258	23,022	23,012	22,810

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	December 31	December 31
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(2,027)	$5,886
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,676	2,365
Amortization of intangible assets	1,405	185
Stock compensation expense	5,274	2,180
Impairment charge and other costs	626	—
Transitional costs for contract manufacturing	1,287	—
Minority interest in loss of consolidated subsidiaries	(5,891)	(21)
Other	(22)	113
Change in assets and liabilities	5,242	(7,665)

Net cash provided by operating activities	9,570	3,043

Cash flows from investing activities:
Net sales of investments	61,689	583
Net purchases of property and equipment	(6,325)	(1,225)
Net sales of equity investments	4,600	—
Acquisition of businesses, net of cash acquired	(81,280)	—

Net cash used in by investing activities	(21,316)	(642)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,311	7,257
Repurchase of common stock	(39,577)	—

Net cash (used in) provided by financing activities	(37,266)	7,257

Effect of exchange rate changes on cash and cash equivalents	(75)	15

Net (decrease) increase in cash and cash equivalents	(49,087)	9,673

Cash and cash equivalents, beginning of period	111,600	7,856

Cash and cash equivalents, end of period	$62,513	$17,529